Exhibit 99.1

PolarityTE Receives Notice of Allowance for Chinese Patent

PolarityTE’s Worldwide Patent Portfolio Grows to 12 Allowed or Granted Patents

SALT LAKE CITY, July 12, 2021 — PolarityTE, Inc. (Nasdaq: PTE) today announced that the China National Intellectual Property Administration (CNIPA) issued a Notification of Allowance for Chinese Patent Application No. 201580075326.3. The allowed claims relate to skin-regenerative compositions utilizing PolarityTE’s minimally polarized functional unit (MPFU) technology as well as methods of making a skin-regenerative composition utilizing the MPFU technology. Of note, China recently adopted a new law for patent term extension of up to 5 years to compensate for the time taken for review and approval of a new drug or biologic for marketing, where the total patent term from the approval date of the new drug or biologic shall not exceed 14 years.

This most recent allowance further demonstrates the Company’s steady march forward in acquiring patent rights on a global scale and brings the Company’s total number of allowed and granted utility patents worldwide to 12 – 10 abroad and 2 in the United States. The Company continues to pursue additional patent applications in the United States and abroad related to its regenerative technologies, including SkinTE®.

David Seaburg, Chief Executive Officer, commented, “In less than two years, PolarityTE has grown its worldwide patent portfolio from zero allowed or granted patents to 12.” Mr. Seaburg continued, “This most recent achievement further bolsters our intellectual property rights in our MPFU technology, aspects of which are central to SkinTE®.”

About PolarityTE®

PolarityTE is focused on transforming the lives of patients by discovering, designing, and developing a range of regenerative tissue products and biomaterials for the fields of medicine, biomedical engineering and material sciences. Rather than manufacturing with synthetic and foreign materials within artificially engineered environments, PolarityTE manufactures products from the patient’s own tissue and uses the patient’s own body to support the regenerative process. From a small piece of healthy autologous tissue, the company creates an easily deployable, dynamic, and self-propagating product designed to regenerate the target tissues. PolarityTE’s innovative methods are intended to promote and accelerate growth of the patient’s tissues to undergo a form of effective regenerative healing. Learn more at www.PolarityTE.com – Welcome to the Shift®.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to the impact of the COVID-19 pandemic, future clinical studies, and FDA regulatory matters, which cannot be predicted, and the risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

POLARITYTE, the POLARITYTE logo, SKINTE, WHERE SELF REGENERATES SELF and WELCOME TO THE SHIFT are registered trademarks of PolarityTE, Inc.

CONTACTS

Investors:

Rich Haerle

VP, Investor Relations

PolarityTE, Inc.

ir@PolarityTE.com

(385) 315-0697